1 February 1996



Lindner Investments
7711 Carondelet Avenue, Suite 700
St. Louis, Missouri 63105

         Re:     Post-Effective Amendment No. 8 to Form N-1A;
                 Amendment No. 10 to 1940 Act Registration

Gentlemen:

         Lindner Investments, a Massachusetts business trust (the "Trust"), has registered under the Securities Act of 1933, as amended (the "1933 Act"), an indefinite number of shares of beneficial interest in six series (the "Funds"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Trust is proposing to file a Post-Effective Amendment (the "Post-Effective Amendment") to the Trust's Registration Statement previously filed under the 1933 Act in order to register shares of two classes of each Fund, known as "Investor Shares" and "Institutional Shares".

         We have served as counsel to the Trust in connection with such registration of shares, and in such capacity we have reviewed the Trust's Declaration of Trust, its Bylaws, the records of action by its Board of Trustees, the proposed Post-Effective Amendment and such other information as we have deemed necessary for purposes of the opinions expressed herein.

         Based upon the foregoing, it is our opinion that the indefinite number of Investor Shares and Institutional Shares of the Funds to be registered and sold have been duly authorized and, when sold and paid for as contemplated by the Post-Effective Amendment, will be validly issued, fully paid and non-assessable shares of each relevant Fund, as a series of the Trust.

         We consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment and to the reference therein to our firm under the caption "Counsel".

                               Very truly yours,

                              DYKEMA GOSSETT PLLC

                          By: /S/ PAUL R. RENTENBACH
                              Paul R. Rentenbach
                             A member of the Firm